Exhibit 21.1
POWERSECURE INTERNATIONAL, INC.
List of Subsidiaries
Southern Flow Companies, Inc., a Delaware corporation
PowerSecure, Inc., a Delaware corporation
Industrial Automation, Inc., a North Carolina corporation
UtilityEngineering, Inc., a North Carolina corporation
PowerServices, Inc., a North Carolina corporation
EnergyLite, Inc., a Delaware corporation
Reid’s Trailer, Inc. dba PowerFab, a Delaware corporation
UtilityDesign, Inc., a North Carolina corporation
EfficientLights, LLC, a Delaware limited liability company
Metretek International, Inc., a Florida corporation
Metretek Contract Manufacturing Company, Inc., a Florida corporation
WaterSecure Holdings, Inc., a Colorado corporation
Marcum Capital Resources, Inc., a Colorado corporation
Marcum Midstream 1995-2 Business Trust, a Delaware statutory trust (Less than majority ownership)
PowerSpring, Inc. a Delaware corporation
Mercator Energy Incorporated, a Colorado corporation
Marcum Denver, Inc., a Colorado corporation